Exhibit D
TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is made as of December 10, 2010, by and among WRC Refining Company, Franklin Mountain Investments Limited Partnership, Paul L. Foster, Jeff A. Stevens, Sharon Stevens, Ralph A. Schmidt, Linda Schmidt and Scott D. Weaver (the “Parties”).

WHEREAS, the Parties entered into a Voting Agreement dated as of August 2, 2007, as amended and restated by the Amended and Restated Voting Agreement dated as of March 19, 2009 (as amended, the “Voting Agreement”), pursuant to which the Parties granted a proxy to Paul L. Foster, or if he should become deceased or incapacitated, to Jeff A. Stevens, to vote, or to give written consent with respect to the power and authority to vote, certain shares of common stock (the “Subject Common Stock”) issued by Western Refining, Inc. (the “Company”) and owned by the Parties.

WHEREAS, each Party has determined that it is in its best interest that all Parties shall have the power to vote their respective shares of the Subject Common Stock, and all Parties desire to terminate the Voting Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.           Termination of mutual rights and obligations under the Voting Agreement.  Each Party hereby agrees to terminate, effective immediately, the Voting Agreement and all of its respective rights and obligations thereunder, including without limitation, the voting proxy granted to Paul L. Foster and the voting proxy conditionally granted to Jeff A. Stevens.

2.           Miscellaneous.

(a)           Publication.  Each Party hereby permits the Company to publish and disclose in any proxy statement or information statement (including all documents and schedules filed with the Securities and Exchange Commission) relating to the Party’s identity and ownership of shares of Subject Common Stock and the nature of this Termination Agreement.

(b)           Severability.  Whenever possible, each provision of this Termination Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Termination Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Termination Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)           Complete Agreement.  This Termination Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties with respect to the subject matter hereof.

(d)           Counterparts.  This Termination Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)           Successors and Assigns.  Except as otherwise provided herein, this Termination Agreement shall bind and inure to the benefit of and be enforceable by each of the Parties, and their respective successors and assigns.

(f)           Choice of Law.  This Termination Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to the laws that might be applicable under conflicts of laws principles.

(g)           Amendment and Waiver.  The provisions of this Termination Agreement may be amended and waived only with the prior written consent of each of the Parties.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the day and year first above written.

WRC REFINING COMPANY, a Texas corporation
By:	/s/ Paul L. Foster
Paul L. Foster, President
FRANKLIN MOUNTAIN INVESTMENTS LIMITED PARTNERSHIP
By:	Franklin Mountain GP, L.L.C., General Partner

By:	/s/ Paul L. Foster
Name: Paul L. Foster
Title: President

/s/ Paul L. Foster
Paul L. Foster

/s/ Jeff A. Stevens
Jeff A. Stevens

/s/ Sharon Stevens
Sharon Stevens, Spouse

/s/ Ralph A. Schmidt
Ralph A. Schmidt

/s/ Linda Schmidt
Linda Schmidt, Spouse

/s/ Scott D. Weaver
Scott D. Weaver